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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor a solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207355

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 5, 2016

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 9, 2015)

Santander UK Group Holdings plc

$            % Notes due

$            % Notes due

$            Floating Rate Notes due

            The        % Notes due        , which we refer to as the "          notes," will bear interest at a rate of        % per year. The        % Notes due        , which we refer to as the "        notes" and, together with the                        notes, the "fixed rate notes," will bear interest at a rate of        % per year. We will pay interest on each of the        notes and the        notes each January         and July         , and on the maturity date of the applicable fixed rate notes, commencing on July         , 2016. The Floating Rate Notes due        , which we refer to as the "floating rate notes," will bear interest at a rate equal to the then-applicable U.S. dollar three-month LIBOR plus        % per year. We will pay interest on the floating rate notes each January         , April         , July         and October         , and on the maturity date, commencing on April         , 2016. We refer to the fixed rate notes and the floating rate notes collectively as the "notes."

            Unless we redeem the notes earlier, the          notes will mature on January           ,          , the          notes will mature on January           ,            and the floating rate notes will mature on January           ,            . There is no sinking fund for the notes.

            The notes will be issued in denominations of $1,000 and in multiples of $1,000 in excess thereof. The notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

            Notwithstanding any other term of the notes, the indenture or any other agreements, arrangements, or understandings between Santander UK Group Holdings plc (the "Issuer") and any holder of notes, by its acquisition of the notes, each holder of notes (including each holder of a beneficial interest in the notes) acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of the UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) whether or not imposed with prior notice, that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due (as defined below); (ii) the conversion of all, or a portion, of the Amounts Due on the notes into shares, other securities or other obligations of the Issuer or another person (and the issue to or conferral on the holders of notes of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the notes; (iii) the cancellation of the notes; (iv) the amendment or alteration of the maturity of the notes or amendment of the amount of interest payable on the notes, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation of the terms of the notes, if necessary, to give effect to the exercise of the UK bail-in power by the relevant UK resolution authority.

            For these purposes, "Amounts Due" are the principal amount of, and accrued but unpaid interest, including any Additional Amounts due on, the notes. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the relevant UK resolution authority.

            As used in this prospectus supplement, the "UK bail-in power" is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time ("BRRD"), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013, and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a regulated entity (as defined below) (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a regulated entity may be deemed to have been exercised.

            A reference to a "regulated entity" is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies and a reference to the "relevant UK resolution authority" is to the Bank of England or any other authority with the ability to exercise a UK bail-in power.

            By its acquisition of the notes, each holder of the notes (including each holder of a beneficial interest in the notes), to the extent permitted by the Trust Indenture Act of 1939, will waive any and all claims, in law and/or in equity, against the trustee for, agree not to initiate a suit against the trustee in respect of, and agree that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes.

            We may redeem all but not some of the fixed rate notes or floating rate notes at any time at 100% of their principal amount plus accrued interest if certain tax events described in this prospectus supplement and the accompanying prospectus occur.

            We intend to apply to list the notes on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.

            See "Risk Factors" beginning on page S-6 of this prospectus supplement and beginning on page 9 of the accompanying prospectus to read about factors you should consider before investing in the notes.

            Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

            The notes are not savings accounts, deposits or other obligations of a bank and are not insured by the FDIC or any other governmental agency or instrumentality of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds (before expenses) to Issuer

Per note	%	%	%

Per note	%	%	%

Per floating rate note	%	%	%

Total	$	$	$

            Interest on the notes will accrue from the date of issuance, which is expected to be January                         , 2016.

            The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or "DTC," for the accounts of its participants, including Clearstream Banking, société anonyme, or "Clearstream," and Euroclear Bank S.A./N.V., or "Euroclear," on or about January                         , 2016.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Credit Suisse	Santander	UBS Investment Bank

January       , 2016

S-i

        We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which they relate or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to its date.

        The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions. See "Underwriting."

S-ii

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Certain later information that we file with the Commission will automatically update and supersede this information and any information so updated and superseded shall not be deemed, except as so updated or superseded, to constitute part of the registration statement or this prospectus supplement. We incorporate by reference the following documents:

  •
  our registration statement on Form 20-F filed with the Commission on August 10, 2015, as amended on September 8, 2015 (SEC File No. 000-55494) (as amended, the "Registration Statement on Form 20-F"),

  •
  our report on Form 6-K furnished on October 2, 2015 (SEC File No. 000-55494),

  •
  our report on Form 6-K furnished on November 2, 2015 (SEC File No. 001-37595),

  •
  our report on Form 6-K furnished on December 23, 2015 (SEC File No. 001-37595),

  •
  any future filings on Form 20-F made with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement, and

  •
  any future reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement and prior to the termination of the offering of securities offered by this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement but only to the extent identified in such reports.

        You may read and copy any materials we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at (800) SEC-0330 for further information about the Public Reference Room. Our filings with the Commission are also available at http://sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing to or telephoning us at the following address: Secretariat, Santander UK plc, 2 Triton Square, Regent's Place, London NW1 3AN, England, telephone: +44 870 607 6000. Website: http://www.santander.co.uk/uk/about-santander-uk/investor-relations. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

 SUMMARY

        This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference. As used in this prospectus supplement, the terms "we," "our" and "us" refer to Santander UK Group Holdings plc and its consolidated subsidiaries unless the context requires otherwise.

 The Offering

Notes	$ principal amount of notes, $ principal amount of notes and $ principal amount of floating rate notes.
Issuer	Santander UK Group Holdings plc.
Fixed rate notes:
Maturity date	The notes will mature on January , and the notes will mature on January , .
Interest rate	The notes will bear interest at a rate of % per year and the notes will bear interest at a rate of % per year.
Interest payment dates
For each of the notes and the notes, each January and July , and on the maturity date of the applicable fixed rate notes, commencing July , 2016. If an interest payment date or redemption date, or the maturity date, as the case may be, for the fixed rate notes would fall on a Saturday, Sunday, a legal holiday or a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close, then the interest payment date, redemption date or maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.
Regular record dates for interest	For each of the notes and the notes, the fifteenth calendar day (whether or not a business day) preceding the related interest payment date.
Calculation of interest	Interest on the fixed rate notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
notes CUSIP / ISIN	/
notes CUSIP / ISIN	/
Floating rate notes:
Maturity date	The floating rate notes will mature on January , .
Interest rate	The floating rate notes will bear interest at a rate per year equal to the then-applicable U.S. dollar three-month LIBOR plus % per year.

Interest reset dates	The rate of interest on the floating rate notes will be reset quarterly on January , April , July and October of each year. If any interest reset date would fall on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day. For the floating rate notes, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.
Interest payment dates
Each January , April , July and October , and on the maturity date, commencing April , 2016. If any interest payment date, other than the maturity date or a redemption date, for the floating rate notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and interest thereon will continue to accrue to but excluding such succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the maturity date or a redemption date for the floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.
Regular record dates for interest	The fifteenth calendar day (whether or not a business day) preceding the related interest payment date.
Interest determination dates
The calculation agent will determine the initial interest rate for the floating rate notes by reference to U.S. dollar three-month LIBOR on the second London banking day preceding the issue date and the interest rate for each succeeding interest reset date by reference to U.S. dollar three-month LIBOR on the second London banking day preceding the applicable interest reset date.
Calculation of interest	Interest on the notes will be calculated on the basis of a 360-day year and the actual number of days elapsed.
CUSIP / ISIN	/

Provisions common to the fixed rate notes and the floating rate notes:
Denominations	The notes will be issued only in book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Ranking
The notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.
Payment of additional amounts
Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. withholding tax from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by holders of the notes will equal the amount that would have been received if no such taxes had been applicable. See "Description of the Debt Securities—Additional Amounts" and "Description of the Debt Securities—Covenants" in the accompanying prospectus.
Tax redemption
In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described under "Description of the Debt Securities—Redemption" in the accompanying prospectus we may redeem all but not some of the notes prior to maturity.
Repayment	The notes will not be subject to repayment at the option of the holder prior to maturity.
Agreement with respect to the exercise of UK bail-in power
By its acquisition of the notes, each holder of notes (including each holder of a beneficial interest in the notes) acknowledges, accepts, agrees to be bound by and consents to the exercise of the UK bail-in power by the relevant UK resolution authority. See "Description of the Debt Securities—Agreement with Respect to the Exercise of UK Bail-in Power" in the accompanying prospectus.
Repayment of Amounts Due after exercise of UK bail-in power
No Amounts Due on the notes will become due and payable or be paid after the exercise of any UK bail-in power by the relevant UK resolution authority if and to the extent such Amounts Due have been reduced, converted, cancelled, amended or altered as a result of such exercise.
Sinking fund	None.

Book-entry issuance, settlement and clearance	We will issue the notes as global notes in book-entry form registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations will include Clearstream and Euroclear in Europe.
Governing law	The notes and the indenture will be governed by the laws of the State of New York.
Conflicts of interest
Santander Investment Securities Inc. is an affiliate of the Issuer and, as such, the offering is being conducted in compliance with Rule 5121 of the Financial Industry Regulatory Authority ("FINRA") addressing "conflicts of interest" as defined in that rule. See "Underwriting—Conflicts of Interest" in this prospectus supplement.
Further issuances
We may, without the consent of the holders of the notes, the notes or the floating rate notes, as applicable, issue additional notes, notes or floating rate notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes, the notes or the floating rate notes, as applicable, described in this prospectus supplement except for the price to the public and issue date, provided however that such additional notes, notes or floating rate notes, as applicable, must be fungible with the notes, the notes or the floating rate notes, as applicable, for U.S. federal income tax purposes. See "Description of the Notes—Further Issuances" in this prospectus supplement.
Listing
We intend to apply to list the notes on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.
Use of proceeds	We intend to use the net proceeds from the sale of the notes for our general corporate purposes.
Calculation Agent, Paying Agent and Trustee	Law Debenture Trust Company of New York.

 RISK FACTORS

        The Registration Statement on Form 20-F, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, includes, beginning on page 19 of the Registration Statement on Form 20-F, extensive risk factors relating to our business. You should carefully consider those risks and the risks relating to the notes described below and in the accompanying prospectus beginning on page 9, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Increased regulatory oversight and changes in the method pursuant to which LIBOR rates are determined may adversely affect the value of the floating rate notes.

        The floating rate notes will bear interest at interest rates based on LIBOR calculated on the basis of the method established by the British Bankers' Association (the "BBA") of surveying member banks. Beginning in 2008, concerns have been expressed that some of the member banks surveyed by the BBA in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them in order to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may result from reporting higher inter-bank lending rates. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR, and investigations were instigated by regulators and governmental authorities in various jurisdictions (including in the United States, United Kingdom, European Union, Japan and Canada). If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been. As a result, the LIBOR rate fixing process was changed by increasing the number of banks surveyed to set a LIBOR rate.

        In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the "Wheatley Review"). The Wheatley Review made a number of recommendations for changes with respect to calculating LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the "FCA") were published and came into effect on April 2, 2013 (the "FCA Rules"). In particular, the FCA Rules include requirements that (i) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (ii) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the "ICE Administration") was appointed as the independent LIBOR administrator, effective February 1, 2014.

        In September 2013, the EU Commission published a legislative proposal for a regulation on indices used as benchmarks in financial instruments and financial contracts (the "Benchmark Regulation"). In November 2015, the Council of the EU and the European Parliament reached a preliminary agreement on the text of the Benchmark Regulation. It was voted on and approved on behalf of the Council of the EU at the meeting of the Permanent Representatives Committee in December 2015. The agreed Benchmark Regulation will now be subject to a vote by the European Parliament and will likely be directly applicable in EU Member States at some point in 2017. As a result, the current FCA Rules may need to be modified to account for provisions in the Benchmark Regulation.

        If implemented in its current form (as appears likely), the Benchmark Regulation includes provisions affecting benchmark administrators (such as the ICE Administration), benchmark contributors (such as banks submitting data for LIBOR calculation) and benchmark users in the EU. It would, among other things, (i) subject benchmark administrators to EU supervision, (ii) impose new governance and control requirements on benchmark administrators, and (iii) enforce greater transparency with respect to how a benchmark is produced (including benchmark methodologies and conflicts of interest).

        Given that the Benchmark Regulation is not yet fully finalised or effective in EU Member States, it is not possible to predict its precise effect, or how the U.K. regime applicable to LIBOR may be changed to account for the Benchmark Regulation, including any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that may be enacted in the U.K. or elsewhere, nor is it possible to predict how any such changes may affect the trading market for LIBOR-based securities. Any changes announced or adopted by the FCA, the ICE Administration or any other successor governance or oversight body with respect to the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged change in reported LIBOR rates. If that were to occur, the level of interest payments and the value of the floating rate notes may be affected. Further uncertainty as to the extent, manner and timing of the continued implementation of the Wheatley Review recommendations and the Benchmark Regulation may also adversely affect the trading market for LIBOR-based securities and the value of the floating rate notes.

 USE OF PROCEEDS

        We estimate the net proceeds from the sale of the notes to be approximately $            after deducting underwriting discounts and expenses of the offering. We intend to use the net proceeds for general corporate purposes.

 CAPITALIZATION

        The following table sets forth our unaudited consolidated capitalization (including short-term debt) as of June 30, 2015, on an actual basis and on an as adjusted basis to give effect to the sale of the notes.

	As of June 30, 2015
	Actual	As Adjusted(1)
	£m	£m
Indebtedness:
Debt securities in issue	49,384
Subordinated liabilities	3,601	3,601

Total indebtedness	52,985

Stockholders' equity
Share capital and other equity instruments	8,605	8,605
Retained earnings	6,069	6,069
Other reserves	147	147

Total equity	14,821	14,821

Non-controlling interest	379	379

Total capitalization	68,185

(1)
Adjusted to give effect to the net proceeds from the sale of the notes. The gross proceeds of the notes of $            have been translated into pounds sterling at an exchange rate of $            as of January     , 2016. Additionally, fees and expenses of $            have been deducted.

        Under IFRS, our £325 million sterling preference shares are classified as debt and are included, together with accrued interest, in subordinated liabilities in the table above.

        As of June 30, 2015, we had total liabilities and equity of £277,230 million, including deposits by banks of £12,390 million (including £5,138 million classified as trading liabilities).

        On June 24, 2014 and December 2, 2014, we issued £500 million and £300 million, respectively, of Perpetual Capital Securities to our immediate parent company, Banco Santander, S.A, which are reflected in share capital and other equity instruments in the table above. On June 10, 2015, we issued our first public issuance of £750 million of Fixed Rate Reset Perpetual Additional Tier 1 Capital Securities, which are reflected in share capital and other equity instruments in the table above.

        As of June 30, 2015, we had contingent liabilities including guarantees arising in the normal course of business totaling £35,331 million, consisting of guarantees given to third parties of £1,436 million, and formal standby facilities, credit lines and other commitments of £33,895 million.

        The debt securities in issue listed in the above table exclude retained issuances (notes held by Santander UK plc). They include:

  a)
  £4,062 million of medium term notes issued by Holmes Master Issuer plc under its Residential Mortgage-Backed Securities Program and £5,366 million of medium term notes issued by Fosse Master Issuer plc under its Residential Mortgage-Backed Securities Program (the "Holmes and Fosse notes"). The Holmes and Fosse notes are ultimately secured, under the respective Program, on a share of residential mortgages originated by Santander UK plc (and, in the case of Fosse, also originated by Alliance & Leicester plc). Under IFRS, indebtedness under the Holmes and Fosse notes is required to be included within our indebtedness in the table above, notwithstanding that neither the Issuer nor any of its subsidiaries is required to support such indebtedness.

  b)
  £1,032 million of medium term notes issued by Motor 2013-1 plc, Motor 2014-1 plc and Motor 2015-1 plc (together known as the "Motor notes"). The Motor notes are ultimately secured on three corresponding portfolios of auto loan receivables (for Motor 2013-1 plc, Motor 2014-1 plc and Motor 2015-1 plc respectively) originated by Santander Consumer (UK) plc. Under IFRS, indebtedness under the Motor notes is required to be included within our indebtedness in the table above, notwithstanding that neither the Issuer nor any of its subsidiaries is required to support such indebtedness.

  c)
  £15,507 million of covered bonds issued under the Euro 35 billion Global Covered Bond Program by Abbey National Treasury Services plc and guaranteed by Santander UK plc and Abbey Covered Bonds LLP. The guarantee of Abbey Covered Bonds LLP is secured on a portfolio of residential mortgages originated by Santander UK plc.

  d)
  £3,066 million of commercial paper issued under the $20 billion Commercial Paper Program by Abbey National North America LLC and guaranteed by Santander UK plc.

  e)
  £15,051 million of euro medium term notes issued under the $30 billion Euro Medium Term Note Program ("EMTN program") by Abbey National Treasury Services plc and Santander UK plc. The senior notes issued under this program are guaranteed by Santander UK plc.

  f)
  £80 million of euro medium term notes issued under the $40 billion EMTN program. The notes are direct, unsecured and unconditional obligations of Santander UK plc.

  g)
  £4,210 million of certificates of deposit issued by Abbey National Treasury Services plc and guaranteed by Santander UK plc.

  h)
  £1,010 million of medium term notes issued by Auto ABS UK Loans plc.

        The following set outs material transactions since June 30, 2015 through November 30, 2015:

        As of November 30, 2015, we had debt securities in issue totaling £49,552 million, excluding retained issuances. This increase in debt securities in issue as compared to June 30, 2015 resulted predominantly from new issuances of debt securities, including the issuance of $1 billion of securities by the Issuer on October 16, 2015, and the effects of changes in foreign exchange rates, offset by maturities. There were no new issuances of Holmes and Fosse notes and maturities totaling £1,690 million. There were £100 million new issuances of covered bonds and no maturities. There were no new issuances of Motor notes and maturities totaling £200 million.

        There were no new issuances and maturities totaling £75 million under the $40 billion EMTN program. There were new issuances of £2,105 million and maturities of £847 million under the $30 billion EMTN program. There were £4,145 million new issuances of certificates of deposits and maturities of £3,734 million. There were £4,331 million new issuances and maturities of £5,102 million in relation to commercial paper.

        There were no new issuances of notes by Auto ABS UK Loans plc and maturities totaling £11 million.

        As of November 30, 2015, we had contingent liabilities of £36,327 million. This increase in contingent liabilities as compared to June 30, 2015 is due to an increase in standby facilities of £1,077 million offset by a decrease in guarantees to third parties of £81 million.

        As of November 30, 2015, we had subordinated liabilities totaling £3,843 million.

        Save as disclosed above, there has been no significant change in our contingent liabilities (including guarantees), total capitalization and indebtedness since June 30, 2015.

 DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading "Description of the Debt Securities" beginning on page 14 of the accompanying prospectus. If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

        For the avoidance of doubt, each reference to "holder," "holders" and "you" will be deemed to include the beneficial owners of the notes.

General

        We will issue the notes pursuant to an indenture, dated October 9, 2015, between the Issuer and Law Debenture Trust Company of New York, as the trustee, as supplemented and amended by the second supplemental indenture expected to be entered into on January     , 2016, between the Issuer and the trustee (as amended and supplemented, the "indenture"). The notes will each be a series of our debt securities. We will issue the                notes in the aggregate principal amount of $            , the                 notes in the aggregate principal amount of $            and the floating rate notes in the aggregate principal amount of $            . The                notes will mature on January     ,        , the                notes will mature on January     ,         and the floating rate notes will mature on January     ,        . We will issue the notes only in book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        The trustee makes no representations, and will not be liable with respect to, the information set forth in this prospectus supplement.

Interest Payments

        The                notes will bear interest at a rate of        % per year, the                notes will bear interest at a rate of        % per year and the floating rate notes will bear interest at a rate equal to the then-applicable U.S. dollar three-month LIBOR plus        % per year. The notes will accrue interest from and including January     , 2016, or from and including the most recent date to which interest has been paid (or provided for), to but excluding the next date upon which interest is required to be paid.

  Fixed Rate Notes

        Interest will be payable on the                notes and the                notes twice a year, on January         and July         , and on the maturity date of the applicable fixed rate notes, commencing July     , 2016 to the person in whose name the applicable fixed rate notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, that precedes the applicable date on which interest will be paid. Interest on the fixed rate notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. For the fixed rate notes, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

        If the interest payment date or redemption date, or the maturity date, for the fixed rate notes would fall on a day that is not a business day, then the interest payment date or redemption date, or the maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.

  Floating Rate Notes

        Interest will be payable on the floating rate notes quarterly, on January         , April         , July         and October         , and on the maturity date, commencing April     , 2016, to the person in whose name the floating rate notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, that precedes the applicable date on which interest will be paid. The floating rate notes will bear interest from and including January     , 2016, to, but excluding, April     , 2016 at a rate per year equal to the initial interest rate and thereafter at an interest rate that will be reset as described below to a rate per year equal to LIBOR (as defined below) plus        % per year. The initial interest rate will be equal to LIBOR plus        % per year as determined by the calculation agent as defined and described below.

        If any interest payment date, other than the maturity date or a redemption date, for the floating rate notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and interest thereon will continue to accrue to but excluding such succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the maturity date or a redemption date for the floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day. For the floating rate notes, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

        The rate of interest on the floating rate notes will be reset quarterly on January         , April         , July         and October         , commencing April     , 2016 (each, an "interest reset date"); provided that the interest rate in effect from and including January     , 2016 to but excluding the first interest reset date will be the initial interest rate. If any interest reset date would fall on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

        The calculation agent for the floating rate notes is Law Debenture Trust Company of New York, or its successor appointed by us, which we refer to as the "calculation agent." The calculation agent will determine the initial interest rate for the floating rate notes by reference to LIBOR on the second London banking day preceding the issue date and the interest rate for each succeeding interest reset date by reference to LIBOR (as defined below) on the second London banking day preceding the applicable interest reset date, each of which we refer to as an "interest determination date." Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the same entity as the trustee) of the new interest rate. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

        As used in this subsection, "London banking day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

        As used in this subsection, "LIBOR" means, as of any interest determination date:

  (1)
  the offered quotation to leading banks in the London interbank market for three-month U.S. Dollar deposits (i) as defined by (A) the British Bankers' Association (the "BBA"), (B) its successor in such capacity, such as NYSE Euronext Rate Administration Ltd., or (C) such other person assuming the responsibility of the BBA or its successor in calculating the London Inter-Bank Offered Rate in the event the BBA or its successor no longer do so, and (ii) as calculated by their appointed calculation agent and published, as such rate appears on either the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or, if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such interest determination date;

  (2)
  if no such rate is so published, then the rate for such interest determination date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month U.S. Dollar deposits quoted to the calculation agent by each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the Issuer, as of 11:00 a.m., London time, on such interest determination date (it being understood that at least two such quotes must have been so provided to the calculation agent); or

  (3)
  if LIBOR cannot be determined on such interest determination date using the foregoing methods, then LIBOR on such interest determination date shall be LIBOR in effect as determined using the foregoing methods for the first calendar day preceding such interest determination date on which LIBOR can be so determined.

        The amount of interest accrued on the floating rate notes to each interest payment date will be calculated by multiplying the principal amount of the floating rate notes by an accrued interest factor. The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is equal to the interest rate applicable to that day divided by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or, if none, the initial interest rate.

        All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

The calculation agent is Law Debenture Trust Company of New York, or its successor appointed by the Issuer. All determinations and any calculations made by the calculation agent for the purposes of calculating LIBOR shall be conclusive and binding on holders of the notes, the Issuer and the trustee, absent manifest error. The calculation agent shall not be responsible to the Issuer, holders of the notes, the trustee or any third party for any failure of the reference banks to provide quotations as requested of them or as a result of the calculation agent having acted on any quotation or other information given by any reference bank which subsequently may be found to be incorrect or inaccurate in any way.

Agreement with Respect to the Exercise of UK Bail-in Power

        By its acquisition of the notes, each holder of notes (including each holder of a beneficial interest in the notes) acknowledges, accepts, agrees to be bound by and consents to the exercise of the UK bail-in power by the relevant UK resolution authority. See "Description of the Debt Securities—Agreement with Respect to the Exercise of UK Bail-in Power" in the accompanying prospectus.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Further Issuances

        We may, without the consent of the holders of the                notes, the                notes or the floating rate notes, as applicable, issue additional                notes,                notes or floating rate notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the                 notes, the                notes or the floating rate notes, as applicable, described in this prospectus supplement except for the price to the public and issue date, provided however that such additional                notes,                notes or floating rate notes, as applicable, must be fungible with the                notes, the                notes or the floating rate notes, as applicable, for U.S. federal income tax purposes. Any such additional                notes,                 notes or floating rate notes, together with the                notes, the                 notes or the floating rate notes, as applicable, offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to senior debt securities issued by us. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Same-Day Settlement and Payment

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

 TAX CONSIDERATIONS

        Stated interest on the notes will be treated as qualified stated interest for U.S. federal income tax purposes.

        For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the notes and are a U.S. holder, see "Certain Tax Considerations—Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus.

        For United Kingdom tax purposes, so long as the notes are and continue to be admitted to trading on a "recognised stock exchange" within the meaning of section 1005 of the Income Tax Act 2007, payment of interest on the notes may be made without withholding or deduction for or on account of income tax. The New York Stock Exchange is currently a "recognised stock exchange" within the meaning of section 1005 of the Income Tax Act 2007. For a discussion of additional United Kingdom income tax considerations, see "Certain Tax Considerations—Certain United Kingdom Tax Considerations" in the accompanying prospectus.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a pricing agreement dated January     , 2016 (which incorporates the terms of the underwriting agreement standard provisions dated October 13, 2015), we have agreed to sell to the underwriters named below the following respective principal amounts of the notes:

Underwriter	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Floating Rate Notes
Barclays Capital Inc.	$	$	$
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Santander Investment Securities Inc.
UBS Securities LLC

Total	$	$	$

        The pricing agreement and underwriting agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased. The pricing agreement and underwriting agreement also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        The underwriters propose to offer the notes initially at the prices to public listed on the cover page of this prospectus supplement and to other broker-dealers at the applicable prices to public less a selling concession of        % of the principal amount per                note,         % of the principal amount per                note and        % of the principal amount per floating rate note. The underwriters and other broker-dealers may allow discounts of        % of the principal amount per                note,        % of the principal amount per                note and        % of the principal amount per floating rate note on sales to other broker-dealers. After the initial public offering, the underwriters may change the prices to public, concessions and discounts to broker-dealers.

        We estimate that our expenses (which consist of, among other fees, SEC registration fees, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately $            and will be payable by us.

        The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be. We intend to list the notes on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.

        We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        There is no assurance that the underwriters will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the underwriters in accordance with all applicable laws and rules.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Santander Investment Securities Inc. is an affiliate of the Issuer, and, as such, is deemed to have a "conflict of interest" under FINRA Rule 5121. Accordingly, the offering of the notes is being conducted in compliance with the requirements of FINRA Rule 5121 addressing conflicts of interest when distributing the securities of an affiliate. Client accounts over which Santander Investment Securities Inc. or any affiliate has investment discretion are not permitted to purchase the notes without specific written approval of the accountholder.

        Following the initial distribution of any of these notes, affiliates of ours may offer and sell these notes in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus supplement (together with the accompanying prospectus) in connection with these transactions. None of our affiliates is obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

Selling Restrictions

        Each underwriter, severally and not jointly, has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted.

Public Offer Selling Restriction under the Prospectus Directive

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter, severally and not jointly, has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

  (a)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  at any time to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter nominated by us for any such offer; or

  (c)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the notes referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of the notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

        Each underwriter, severally and not jointly, has represented and agreed, and each further underwriter will be required to represent and agree, that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of FSMA would not apply to the Issuer if the Issuer were not an authorized person; and

  (b)
  it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Korea

        The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act. Each underwriter, severally and not jointly, has represented and agreed, that it has not offered, sold or delivered, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law) for a period of one (1) year from the date of issuance of the notes, except (i) to or for the account or benefit of a Korean resident which falls within certain categories of "professional investors" as specified in the Financial Investment Services and Capital Markets Act, its Enforcement Decree and the Regulation on Securities Issuance and Disclosure, in the case that the notes are issued as bonds other than convertible bonds, bonds with warrants or exchangeable bonds, and where other relevant requirements are further satisfied, or (ii) as otherwise permitted under applicable Korean laws and regulations.

Hong Kong

        Each underwriter, severally and not jointly, has represented and agreed that:

  (i)
  it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

  (ii)
  it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the "FIEA"). Accordingly, each underwriter, severally and not jointly, has represented and agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Act (Law No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        Each underwriter, severally and not jointly, has acknowledged that this prospectus supplement (together with the accompanying prospectus) has not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter, severally and not jointly, has represented and agreed that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

  (1)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law; or

  (4)
  as specified in Section 276(7) of the SFA.

People's Republic of China

        This prospectus supplement (together with the accompanying prospectus) may not be circulated or distributed in the People's Republic of China (the "PRC") and the notes may not be offered or sold directly or indirectly to any resident of the PRC, or offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Canadian Investors

Certain Relationships and Related Transactions

        We are relying on an exemption based on U.S. disclosure under section 3A.3 of National Instrument 33-105 Underwriting Conflicts from the requirement to provide disclosure with respect to "related issuer" or "connected issuer" relationships. Canadian investors should refer to "—Conflicts of Interest" above for further information.

Rights of Action for Damages or Rescission

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if an offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Language of Documents

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Resale Restrictions

        The distribution of the notes in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the notes must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada. Canadian investors are advised to seek legal advice prior to any resale of the notes, both within and outside of Canada.

        We are not presently, and do not intend to become, a "reporting issuer", as such term is defined under applicable Canadian securities laws, in any province or territory of Canada. Canadian investors are advised that the notes are not and will not be listed on any stock exchange in Canada and that no public market presently exists or is expected to exist for the notes in Canada following this offering. Canadian investors are further advised that the Issuer is not required to file, and currently does not intend to file, a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the notes to the public in any province or territory of Canada in connection with this offering. Accordingly, the notes may be subject to an indefinite hold period under applicable Canadian securities laws unless resales are made in accordance with applicable prospectus requirements or pursuant to an available exemption from such prospectus requirements.

Forward-Looking Information

        This prospectus supplement and the accompanying prospectus may contain "forward-looking information" ("FLI") as such term is defined under applicable Canadian securities laws. FLI is disclosure regarding possible events, conditions or results of operations that is based on assumptions about future economic conditions and courses of action and includes future-oriented financial information ("FOFI") and information presented in the form of a "financial outlook" with respect to prospective results of operations, financial position or cash flows that is presented either as a forecast or a projection. FOFI is FLI about prospective results of operations, financial position or cash flows, based on assumptions about future economic conditions and courses of action, and presented in the format of a historical balance sheet, income statement or cash flow statement. Similarly, a "financial outlook" is FLI about prospective results of operations, financial position or cash flows that is based on assumptions about future economic conditions and courses of action that is not presented in the format of a historical balance sheet, income statement or cash flow statement.

        Canadian investors are advised that FLI is subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from expectations as expressed or implied within this prospectus supplement and the accompanying prospectus. FLI reflects current expectations with respect to future events and is not a guarantee of future performance. Any FLI that may be included or incorporated by reference within this prospectus supplement and the accompanying prospectus, including any FOFI or "financial outlook", is presented solely for the purpose of conveying the current anticipated expectations of the Issuer and may not be appropriate for any other purposes. Canadian investors are cautioned not to place undue reliance on any FLI that may be included or incorporated by reference within this prospectus supplement and the accompanying prospectus and are advised that the Issuer is not obligated to provide recipients of this prospectus supplement and the accompanying prospectus with information updating any such FLI during any period that we are not a "reporting issuer" in any province or territory of Canada, other than as may be required under applicable securities laws and/or as agreed to in contract. This offering is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Prospective purchasers should be aware that these requirements may differ significantly from those in Canada. Any FLI included or incorporated by reference within this prospectus supplement and accompanying prospectus may not be accompanied by the disclosure and explanations that would be required of a Canadian issuer under Canadian securities laws.

Representations of Canadian Purchasers

        Each Canadian investor who purchases notes will be deemed to have represented to the Issuer, the underwriters and any dealer who sells notes to such purchaser that:

  (a)
  such purchaser is resident in the province of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, New Brunswick, Prince Edward Island, Nova Scotia or Newfoundland and Labrador and is basing its investment decision solely on the prospectus supplement and the accompanying prospectus containing final pricing and other information in respect of the notes and not on any other information concerning the Issuer or the offer or sale of the notes;

  (b)
  the offer and sale of the notes was not made through an advertisement of the notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada;

  (c)
  such purchaser has reviewed and acknowledges the terms referred to above under the section entitled "Resale Restrictions";

  (d)
  where required by law, such purchaser is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable securities laws of the province in which such purchaser is resident, for its own account and not as agent for the benefit of another person;

  (e)
  the purchaser, or any ultimate purchaser for which the investor is acting as agent, acknowledges that no prospectus has been filed in Canada in connection with this offering and such purchaser, or any ultimate purchaser for which the investor is acting as agent, is entitled under applicable Canadian securities laws to purchase the notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing:

  (i)
  in the case of a purchaser resident in British Columbia, Alberta, Saskatchewan, Manitoba, Québec, New Brunswick, Prince Edward Island, Nova Scotia or Newfoundland and Labrador such purchaser is an "accredited investor" as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions ("NI 45-106") a "permitted client" as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations ("NI 31-103"), is not an individual and is purchasing the notes from a dealer that is registered as an "investment dealer" or "exempt market dealer" within the meaning of subsections 7.1(2)(a) and 7.1(2)(d) of NI 31-103 or from a dealer that is relying on the "international dealer exemption" contained in, and has received the notice from such dealer referred to in, section 8.18 of NI 31-103, respectively;

  (ii)
  in the case of an investor resident in province of Ontario, the investor is an "accredited investor" as such term is defined in section 73.3(1) of the Securities Act (Ontario) (the "Ontario Act") and in section 1.1 of NI 45-106, as applicable, and a "permitted client" as such term is defined in section 1.1 of NI 31-103, is not an individual and is purchasing the notes from a dealer that is registered as an "investment dealer" or "exempt market dealer" within the meaning of subsection 26(2) of the Ontario Act or from a dealer that is relying on the "international dealer exemption" contained in, and has received the notice from such dealer referred to in, section 8.18 of NI 31-103, respectively;

  (f)
  such purchaser is not a person created or used solely to purchase or hold the notes as an "accredited investor" as described in paragraph (m) of the definition of "accredited investor" in section 1.1 of NI 45-106;

  (g)
  none of the funds being used to purchase the notes are, to its knowledge, proceeds obtained or derived, directly or indirectly, as a result of illegal activities and that:

  (i)
  the funds being used to purchase the notes and advanced by or on behalf of the investor to the underwriters do not represent proceeds of crime for the purpose of the Criminal Code (Canada) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLTFA");

  (ii)
  the investor is not a person or entity with or in respect of whom transactions may be prohibited under Part II.1 of the Criminal Code (Canada) or under regulations enacted pursuant to the United Nations Act (Canada), the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada);

    (iii)
    the underwriters may in the future be required by law to disclose the investor's name and other information relating to the investor and any purchase of the notes, on a confidential basis, pursuant to the PCMLTFA, Criminal Code (Canada), or under regulations enacted pursuant to the United Nations Act (Canada), the Special Economic Measures Act (Canada) or the Freezing Assets of Corrupt Foreign Officials Act (Canada) or as otherwise may be required by applicable laws, regulations or rules, and by accepting delivery of this prospectus supplement and the accompanying prospectus, the investor will be deemed to have agreed to the foregoing;

    (iv)
    to the best of the investor's knowledge, none of the funds to be provided by or on behalf of the investor to the underwriters are being tendered on behalf of a person or entity who has not been identified to the investor; and

    (v)
    the investor shall promptly notify the underwriters if the investor discovers that any of the representations contained in this subparagraph (g) cease to be true, and shall provide the Issuer and the underwriters with appropriate information in connection therewith;

  (h)
  where required by applicable Canadian securities laws, regulations or rules, the investor will execute, deliver and file such reports, undertakings and other documents relating to the purchase of the notes by the investor as may be required by such laws, regulations and rules, or assist the Issuer and the underwriters, as applicable, in obtaining and filing such reports, undertakings and other documents.

Bank Act (Canada)

        The Issuer is not a member institution of the Canada Deposit Insurance Corporation. The liability incurred by the Issuer through the issuance and sale of the notes is not a deposit. The Issuer is not regulated as a financial institution in Canada.

 VALIDITY OF NOTES

        Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, will pass upon the validity of the notes as to matters of U.S. law. Slaughter and May, our English solicitors, will pass upon the validity of the notes as to matters of English law. Certain matters of U.S. law and English law will be passed upon by Allen & Overy LLP for the underwriters. Cleary Gottlieb Steen & Hamilton LLP and Slaughter and May regularly provide legal services to us and our subsidiaries and affiliates.

EXPERTS

        Our consolidated financial statements as at 31 December 2014 and 2013 and for the years ended 31 December 2014, 2013 and 2012 incorporated in this prospectus supplement and the accompanying prospectus by reference from the Registration Statement on Form 20-F have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

BASE PROSPECTUS

Santander UK Group Holdings plc

DEBT SECURITIES

        From time to time, Santander UK Group Holdings plc (the "Issuer") may offer debt securities in one or more series on a senior basis.

        We will provide the specific terms of the debt securities that we are offering in supplements to this prospectus. These terms may include the specific designation, aggregate principal amount, ranking, authorized denominations, interest rates or their methods of calculation, interest payment dates and redemption provisions, among others. The prospectus supplement will also contain the names of the underwriters, dealers or agents involved in the sale of the debt securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you make a decision to invest. This base prospectus may not be used to sell any debt securities unless it is accompanied by a prospectus supplement.

        Investing in the debt securities involves certain risks. You should carefully consider the risk factors beginning on page 9 and included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 before you invest in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

October 9, 2015

ABOUT THIS PROSPECTUS	2
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS	3
WHERE YOU CAN OBTAIN MORE INFORMATION	3
FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE	4
DESCRIPTION OF THE ISSUER	7
RISK FACTORS	9
USE OF PROCEEDS	13
DESCRIPTION OF THE DEBT SECURITIES	14
CERTAIN TAX CONSIDERATIONS	28
PLAN OF DISTRIBUTION	35
LEGAL OPINIONS	37
EXPERTS	37

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing the "shelf registration process." Under the shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings.

        There are certain restrictions on the distribution of this prospectus as set out in "Plan of Distribution."

        In connection with any issue of securities through this prospectus, a stabilizing manager or any person acting for it may over-allot or effect transactions with a view to supporting the market price of such securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilizing manager or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the debt securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Obtain More Information."

        Unless the context requires otherwise, references to "Santander UK," the "Santander UK group," "we", "our" or "us" in this prospectus refer to Santander UK Group Holdings plc and its consolidated subsidiaries.

        In this prospectus, we use a number of short-hand terms in order to simplify the discussion of our operations. In particular:

  •
  "euros" and "€" refer to the currency of the participating member states in the European Union;

  •
  "pounds," "sterling," "£", "pence" and "p" refer to the currency of the United Kingdom; and

  •
  "U.S. dollars", "dollars", "U.S.$", "$" and "¢" refer to the currency of the United States.

 LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
AS AGAINST US, OUR MANAGEMENT AND OTHERS

        We are a public limited company incorporated in England and Wales. Most of our directors and executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are residents of the United Kingdom or countries other than the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, you should note that it may be difficult or impossible to serve legal process on us, our directors, officers and managers, and to force them to appear in a U.S. court. Our legal counsel in England, Slaughter and May, has advised us that there is doubt as to the enforceability in those countries, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based on U.S. securities laws.

        We have consented to service of process in the Borough of Manhattan, the City of New York, for claims based on the documents underlying the particular debt securities that we will issue, which include the related indenture, deposit and custody agreements, the terms of the debt securities themselves and the related global debt securities.

WHERE YOU CAN OBTAIN MORE INFORMATION

        We file reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Certain later information that we file with the Commission will automatically update and supersede this information and any information so updated and superseded shall not be deemed, except as so updated or superseded, to constitute part of the registration statement or this prospectus. We incorporate by reference the following documents:

  •
  our registration statement on Form 20-F, filed with the Commission on August 10, 2015, as amended on September 8, 2015 (SEC File No. 000-55494) (as amended, the "Registration Statement on Form 20-F"),

  •
  our report on Form 6-K furnished on October 2, 2015 (SEC File No. 000-55494),

  •
  any future filings on Form 20-F made with the Commission under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") after the date of this prospectus and prior to the termination of the offering of the debt securities offered by this prospectus, and

  •
  any future reports on Form 6-K that we furnish to the Commission after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus but only to the extent identified in such reports.

        You may read and copy any materials we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the Commission are also available at http://sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing to or telephoning us at the following address: Secretariat, Santander UK plc, 2 Triton Square, Regent's Place, London NW1 3AN, England, telephone: +44 870 607 6000. Website: http://www.santander.co.uk/uk/about-santander-uk/investor-relations. The information on, or that can be accessed through, our website is not part of this prospectus or any prospectus supplement.

 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE

        We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the Commission, including this prospectus or any accompanying prospectus supplement, documents incorporated herein by reference, other periodic reports to the SEC on forms 20-F and 6-K, offering circulars or other prospectuses, reports to shareholders, press releases and in other written materials and in oral statements made by its officers, directors or employees to third parties. Examples of such forward-looking statements include, but are not limited to:

  •
  projections or expectations of revenues, costs, profit (or loss), earnings (or loss) per share, dividends, capital structure or other financial items or ratios;

  •
  statements of plans, objectives or goals or those of our management, including those related to products or services;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as 'believes', 'anticipates', 'expects', 'intends', 'aims', 'plans', 'targets' and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        By their very nature, forward-looking statements are not statements of historical or current facts; they cannot be objectively verified, are speculative and involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. Some of these factors, which could affect our business, financial condition and/or results of operations, are considered in detail in "Item 11. Quantitative and Qualitative Disclosures About Market Risk—Risk Review" and "Item 3. Key Information—D. Risk Factors" contained in the Registration Statement on Form 20-F. They include:

  •
  the ability of the Santander UK group to recruit, retain and develop appropriate senior management and skilled personnel;

  •
  the disruptions and volatility in the global financial markets;

  •
  the effects of UK economic conditions;

  •
  the Santander UK group's exposure to UK political developments;

  •
  the extent to which regulatory capital and leverage requirements and any changes to these requirements may limit the Santander UK group's operations;

  •
  the extent to which liquidity requirements and any changes to these requirements may limit the Santander UK group's operations;

  •
  the Santander UK group's exposure to UK Government debt;

  •
  the effects of the ongoing economic and sovereign debt tensions in the Eurozone;

  •
  the Santander UK group's exposure to risks faced by other financial institutions;

  •
  the Santander UK group's ability to access liquidity and funding on acceptable financial terms;

  •
  the effects of an adverse movement in external credit rating assigned to the Santander UK group, any Santander UK group member or any of their respective debt securities;

  •
  the effects of fluctuations in interest rates and other market conditions;

  •
  the extent to which the Santander UK group may be required to record negative fair value adjustments for its financial assets due to changes in market conditions;

  •
  the risk of failing to successfully implement and continue to improve the Santander UK group's credit risk management systems;

  •
  the risks associated with the Santander UK group's derivative transactions;

  •
  the extent to which the Santander UK group may be exposed to operational risks, including risks relating to data and information collection, processing, storage and security;

  •
  the risk of failing to effectively improve or upgrade the Santander UK group's information technology infrastructure and management information systems in a timely manner;

  •
  the Santander UK group's exposure to unidentified or unanticipated risks despite its risk management policies, procedures and methods;

  •
  the effects of competition, or intensification of such competition, in the financial services markets in which the Santander UK group conducts business and the impact of customer perception of the Santander UK group's customer service levels on existing or potential business;

  •
  the various risks facing the Santander UK group as it expands its range of products and services (e.g. risk of new products and services not being responsive to customer demands or successful, risk of changing customer needs);

  •
  the Santander UK group's ability to control the level of non-performing or poor credit quality loans and whether the Santander UK group's loan loss reserves are sufficient;

  •
  the extent to which the Santander UK group's loan portfolio is subject to prepayment risk;

  •
  the risk that the value of the collateral, including real estate, securing the Santander UK group's loans may not be sufficient and the Santander UK group may be unable to realize the full value of the collateral securing its loan portfolio;

  •
  the ability of the Santander UK group to realize the anticipated benefits of its business combinations and the exposure, if any, of the Santander UK group to any unknown liabilities or goodwill impairments relating to acquired businesses;

  •
  the effects of the financial services laws, regulations, governmental oversight, administrative actions and policies and any changes thereto in each location or market in which Santander UK group members operate;

  •
  the Santander UK group's exposure to any potential uncertainly and changes to the UK regulatory regime as a result of the reform and reorganization of the UK financial regulatory authorities and the UK regulatory framework;

  •
  the effects of any new reforms to the UK mortgage lending and the personal loans market;

  •
  the Santander UK group's exposure to any risk of loss from legal and regulatory proceedings;

  •
  the power of the UK Prudential Regulation Authority, the Financial Conduct Authority or an overseas regulator to potentially intervene in response to e.g. attempts by customers to seek redress from financial service institutions, including the Santander UK group, in case of industry-wide issues;

  •
  the effects which the Banking Act 2009 may have on the Santander UK group's business;

  •
  the effects which the bail-in and write down powers under the Banking Act 2009 and the EU Bank Recovery and Resolution Directive may have on the Santander UK group's business;

  •
  the extent to which members of the Santander UK group may be responsible for contributing to compensation schemes in the UK in respect of banks and other authorized financial services firms that are unable to meet their obligations to customers;

  •
  the risk of third parties using the Santander UK group as a conduit for illegal or improper activities without the Santander UK group's knowledge;

  •
  the effects of taxation requirements and other assessments and any changes thereto in each location in which Santander UK group members operate;

  •
  the effects of any changes in the pension liabilities and obligations of the Santander UK group;

  •
  the effects of any changes to the reputation of the Santander UK group, any Santander UK group member or any affiliate operating under the Santander UK brands;

  •
  the basis of the preparation of the Santander UK group's financial statements and information available about the Santander UK group, including the extent to which assumptions and estimates made during such preparation are accurate;

  •
  the extent to which disclosure controls and procedures over financial reporting may not prevent or detect all errors or acts of fraud;

  •
  the extent to which changes in accounting standards could impact the Santander UK group's reported earnings;

  •
  the extent to which the Santander UK group relies on third parties for important infrastructure support, products and services;

  •
  the possibility of risk arising in the future in relation to transactions between Santander UK and its parent, subsidiaries or affiliates; and

  •
  the Santander UK group's success at managing the risks to which it is exposed, including the items above.

        Undue reliance should not be placed on forward-looking statements when making decisions with respect to us and/or our securities. Investors and others should take into account the inherent risks and uncertainties of forward-looking statements and should carefully consider the foregoing non-exhaustive list of important factors. Forward-looking statements speak only as of the date on which they are made and are based on the knowledge, information available and views taken on the date on which they are made; such knowledge, information and views may change at any time. We do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 DESCRIPTION OF THE ISSUER

Santander UK Group Holdings plc and the Santander UK Group

  Background

        Santander UK Group Holdings plc is a public limited company incorporated and registered in England and Wales under the Companies Act 2006. It was incorporated on September 23, 2013 as a private limited company with registered number 08700698 with the name Nuevo Topco Limited. On December 16, 2013, the Issuer changed its name to Santander UK Group Limited and on January 22, 2014, the Issuer changed its name to Santander UK Group Holdings Limited. On March 25, 2015, the Issuer re-registered as a public limited company. On January 10, 2014, the Issuer became the holding company of Santander UK plc through an exchange of shares with the shareholders of Santander UK plc, as described in Note 1 to the consolidated financial statements of the Issuer for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 included in the Registration Statement on Form 20-F. This transaction constituted a group reconstruction and a transaction between entities under common control.

        The principal executive office and registered office of the Issuer is at 2 Triton Square, Regent's Place, London, NW1 3AN. The telephone number of the Issuer is +44 (0) 870 607 6000.

        The Issuer's principal operating subsidiary is Santander UK plc. Santander UK plc was originally formed as a building society in 1944 under the name Abbey National Building Society and is now a public limited liability company incorporated and registered in England and Wales under the Companies Act 1985. It was incorporated on September 12, 1988 with registered number 2294747.

        The Issuer is a subsidiary of Banco Santander, S.A. and Santusa Holding, S.L. Santander UK operates primarily in the UK, is regulated by the UK Prudential Regulation Authority ("PRA") and the Financial Conduct Authority ("FCA") and is part of the Banco Santander, S.A. group (the "Banco Santander group").

  Business and Support Divisions

        The Santander UK group, headed by Nathan Bostock, Chief Executive Officer of Santander UK, operates four business divisions as follows:

  Retail Banking

        Retail Banking offers a wide range of products and financial services to individuals and small businesses (with less than two directors, owners or partners), through a network of branches and ATMs, as well as through telephony, digital, mobile and intermediary channels. Retail Banking also includes Santander Consumer Finance, predominantly a vehicle finance business.

        Its main products are residential mortgage loans, savings and current accounts, credit cards and personal loans as well as insurance policies.

  Commercial Banking

        Commercial Banking offers a wide range of products and financial services to customers through a network of regional Corporate Business Centres and through telephony and digital channels. The management of our customers is organized according to the annual turnover of £250,000 to £50 million for small and medium enterprises ("SMEs") and £50 million to £500 million for mid corporates, enabling us to offer a differentiated service to SMEs and mid corporate customers. Commercial Banking also includes specialist commercial real estate and Social Housing lending businesses.

  Corporate & Institutional Banking

        Corporate & Institutional Banking services corporate clients and financial institutions that, because of their size, complexity or sophistication, require specially-tailored services or value-added wholesale products. It offers risk management and other value-added financial services to large corporates with a turnover above £500 million per annum, and financial institutions, as well as to the rest of Santander UK's businesses. The main businesses areas include: working capital management (trade and export finance and cash management), financing (Debt Capital Markets, and corporate and specialized lending) and risk management (foreign exchange, rates and liability management).

  Corporate Centre

        Corporate Centre predominantly consists of the non-core corporate and treasury legacy portfolios. Corporate Centre is responsible for managing capital and funding, balance sheet composition and structure and strategic liquidity risk for the Santander UK group. The non-core corporate and treasury legacy portfolios include aviation, shipping, infrastructure, commercial mortgages, Social Housing loans and structured credit assets, all of which are being run-down and/or managed for value.

 RISK FACTORS

        You should consider carefully all of the information included, or incorporated by reference, in this document and any risk factors included in the applicable prospectus supplement before you decide to buy securities.

Risks Relating to the Debt Securities

Under the terms of the debt securities, investors will agree to be bound by and consent to the exercise of any UK bail-in power by the relevant UK resolution authority.

        Notwithstanding any other term of the debt securities, the indenture or any other agreements, arrangements, or understandings between the Issuer and any holder of securities, by its acquisition of the debt securities, each holder of securities (including each holder of a beneficial interest in the debt securities) acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of the UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) whether or not imposed with prior notice, that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due (as defined below); (ii) the conversion of all, or a portion, of the Amounts Due on the debt securities into shares, other securities or other obligations of the Issuer or another person (and the issue to or conferral on the holders of securities of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the debt securities; (iii) the cancellation of the debt securities; (iv) the amendment or alteration of the maturity of the debt securities or amendment of the amount of interest payable on the debt securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation of the terms of the debt securities, if necessary, to give effect to the exercise of the UK bail-in power by the relevant UK resolution authority.

        For these purposes, "Amounts Due" are the principal amount of, and accrued but unpaid interest, including any Additional Amounts (as defined in "Description of the Debt Securities—Additional Amounts") due on, the debt securities. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the relevant UK resolution authority.

        As used in this prospectus, the "UK bail-in power" is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time ("BRRD"), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013 (the "Banking Act"), and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a regulated entity (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a regulated entity may be deemed to have been exercised.

        A reference to a "regulated entity" is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies and a reference to the "relevant UK resolution authority" is to the Bank of England or any other authority with the ability to exercise a UK bail-in power.

The relevant UK resolution authority could exercise the UK bail-in power which could impose losses on an investment in the debt securities.

        On October 1, 2013, the UK Government published amendments to the Financial Services (Banking Reform) Bill. The amendments introduced, among other things, a national "bail-in" power, which forms part of the existing special resolution regime under the Banking Act.

        The BRRD entered into force on July 2, 2014. The BRRD contains similar resolution tools and powers to the Banking Act, including a bail-in power which gives resolution authorities the power to write down the claims of unsecured creditors of a failing institution and to convert unsecured debt claims to equity (subject to certain parameters). The UK Government decided to implement the BRRD bail-in power from January 1, 2015 (with the exception of provisions requiring contractual recognition of UK bail-in powers in foreign law governed liabilities which are being be implemented through UK Financial Conduct Authority and UK Prudential Regulation Authority rules between February 2015 and January 1, 2016) and has introduced secondary legislation which came into force on January 1, 2015 to amend the UK bail-in power to implement BRRD. The provisions requiring contractual recognition of UK bail-in powers in certain foreign law governed debt instruments (including the debt securities) is in effect for instruments issued after February 19, 2015.

        The UK bail-in power has been introduced as an additional power available to the UK resolution authority, to enable it to recapitalize a failed institution by allocating losses to unsecured creditors subject to the rights of such creditors to be compensated under a bail-in compensation order, which is based on the principle that such creditors should receive no less favorable treatment than they would have received, had the bank entered into insolvency immediately before the coming into effect of the UK bail-in power. The UK bail-in power includes the power to cancel or write-down (in whole or in part) certain liabilities (including the debt securities) or modify the terms of certain contracts (including the debt securities) for the purposes of reducing or deferring the liabilities of a UK bank under resolution and the power to convert certain liabilities (including the debt securities) from one form to another. The conditions for use of the UK bail-in power are generally that (i) the regulator determines the relevant UK bank is failing or likely to fail, (ii) it is not reasonably likely that any other action can be taken to avoid such a UK bank's failure, and (iii) the relevant UK resolution authority determines that it is in the public interest to exercise the bail-in power.

        According to the Banking Act, as well as similar principles in the BRRD, the relevant UK resolution authority should have regard to the insolvency treatment principles when exercising the UK bail-in power in respect of the debt securities. The insolvency treatment principles are that (i) the exercise of the UK bail-in power should be consistent with treating all liabilities of the bank in accordance with the priority that they would enjoy upon liquidation and (ii) any creditors who would have equal priority upon liquidation should bear losses on an equal footing with each other. The UK Treasury may, by order, specify further matters or principles to which the relevant UK resolution authority must have regard when exercising the UK bail-in power. These principles may be specified in addition to, or instead of, the insolvency treatment principles. If the relevant UK resolution authority departs from the insolvency treatment principles when exercising the UK bail-in power, it must report to the Chancellor of the Exchequer stating the reasons for its departure.

        The debt securities are subject to the provisions of the UK bail-in power and consequently may be subject to a partial or full write-down, modification or conversion to equity. Holders of the debt securities (including each holder of a beneficial interest in the debt securities) may lose all of their investment in the debt securities, including the principal amount plus any accrued interest, if the UK bail-in power is acted upon and any remaining outstanding securities or securities into which the debt securities are converted may be of little value at the time of conversion and thereafter.

        Moreover, to the extent the UK bail-in power is exercised pursuant to the Banking Act, we do not expect any securities issued upon conversion of the debt securities to meet the listing requirements of any securities exchange. Any securities received by holders of the debt securities upon conversion of the debt securities (whether debt or equity) likely will not be listed for at least an extended period of time, if at all, or may be on the verge of being delisted by the relevant exchange. Additionally, there may be limited, if any, disclosure with respect to the business, operations or financial statements of the issuer of any securities issued upon conversion of the debt securities, or the disclosure with respect to any existing issuer may not be current to reflect changes in the business, operations or financial statements as a result of the exercise of the UK bail-in power. As a result, there may not be an active market for any securities held after the exercise of the UK bail-in power.

The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power are uncertain, which may affect the value of the debt securities.

        There is considerable uncertainty regarding the specific factors beyond the goals of addressing banking crises pre-emptively and minimizing taxpayers' exposure to losses (for example, by writing down relevant capital instruments before the injection of public funds into a financial institution) which the relevant UK resolution authority would consider in deciding whether to exercise the UK bail-in power with respect to the relevant financial institution and/or securities, such as the debt securities, issued by that institution.

        While pre-conditions have been proposed for the exercise of the UK bail-in power under the Banking Act, there is no certainty as to how the relevant UK resolution authority will exercise in practice any bail-in power with respect to a financial institution and/or securities, such as the debt securities, issued by that institution. The UK Treasury may by order specify matters or principles to which the relevant UK resolution authority must have regard in exercising its bail-in powers including insolvency treatment principles or alternative principles. Notwithstanding any such secondary legislation, the relevant UK resolution authority is likely to have considerable discretion as to how it exercises the UK bail-in power. As there may be many factors, including factors outside of our control or not directly related to us, which could result in such a determination, holders of the debt securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such UK bail-in power.

        Accordingly, the threat of bail-in may affect trading behavior, including prices and volatility, and, as a result, the debt securities are not necessarily expected to follow the trading behavior associated with other types of securities.

Holders' rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority.

        Under the Banking Act, holders of securities will have a right to be compensated under a bail-in compensation order which is based on the principle that such investors should receive no less favorable treatment than they would have received had the bank entered into insolvency immediately before the coming into effect of the UK bail-in power. A similar principle is set out in the BRRD. There is some uncertainty as to what other protections will be available to holders of securities (including the debt securities) subject to the UK bail-in power and to the broader resolution powers of the relevant UK resolution authority. Accordingly, the holders of the debt securities (including each holder of a beneficial interest in the debt securities) have limited rights to challenge any decision of the relevant UK resolution authority to exercise the UK bail-in power.

Other powers contained in the Banking Act and the BRRD, either in their current form or as may be amended, may affect the value of an investment in the debt securities.

        The special resolution regime in the Banking Act provides relevant UK resolution authorities with a variety of other powers, in addition to the UK bail-in power, for dealing with UK banks. See

"Item 3. Key Information—D. Risk Factors—The Banking Act may adversely affect our business" on page 37 of the Registration Statement on Form 20-F. The exercise of these powers may impact how we are managed as well as, in certain circumstances, the rights of creditors.

The debt securities will be structurally subordinated to debt of our subsidiaries, which will not guarantee the debt securities.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of securities, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of those banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The debt securities are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the debt securities. The indenture relating to the debt securities does not limit the ability of our subsidiaries to issue or incur additional debt.

        The debt securities are our obligations but our assets consist primarily of equity in our subsidiaries and, as result, our ability to make payments on the debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. The ability of our subsidiaries to pay dividends or such other amounts will be subject to their profitability, their financial condition, to applicable laws and regulations and to the evolution of their capital adequacy position.

The debt securities will be unsecured and will be effectively subordinated to our secured indebtedness.

        The debt securities we issue will be unsecured and will be effectively subordinated to all secured indebtedness we may incur, to the extent of the assets securing such indebtedness. The indenture for the debt securities does not restrict our ability to incur secured indebtedness in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the debt securities then outstanding.

The debt securities lack a developed public market.

        There can be no assurance regarding the future development of a market for any securities we may issue or the ability of holders of the debt securities to sell their securities or the price at which such holders may be able to sell their securities. If such a market were to develop, the debt securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the debt securities may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the debt securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for any securities we may issue or that an active public market for the debt securities will develop. See "Plan of Distribution." We may apply for listing of any securities we may issue on a recognized securities exchange; however, there can be no assurance that the debt securities will be so listed by the time the debt securities are delivered to purchasers or that the listing will be granted.

Our credit ratings may not reflect all risks of an investment in the debt securities.

        Our credit ratings may not reflect the potential impact of all risks relating to the market values of the debt securities. However, real or anticipated changes in our credit ratings will generally affect the market values of the debt securities. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

 USE OF PROCEEDS

        Unless otherwise disclosed in the accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes.

 DESCRIPTION OF THE DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities. As used in this description, the holder of a debt security is, with respect to a debt security in registered form, the registered owner of that debt security.

        When we refer to "debt securities" in this prospectus, we mean the senior debt securities of the Issuer. The debt securities will be issued under a senior indenture (the "indenture") dated as of October 9, 2015, between the Issuer and Law Debenture Trust Company of New York, as trustee (the "trustee"). The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the indenture include those provisions made part of the indenture by reference to the Trust Indenture Act of 1939 ("TIA").

        The following summaries of the material provisions of the debt securities and the indenture do not purport to be complete and are qualified in their entirety by reference to all the provisions of the indenture, including the definitions of certain terms which are provided in the indenture. Wherever particular defined terms of the indenture are referred to and those terms are not defined in this prospectus, such defined terms shall have the meanings assigned in the indenture and are incorporated by reference into this prospectus.

        For the avoidance of doubt, each reference to "holder," "holders" and "you" will also be deemed to include the beneficial owners of the debt securities.

General

        The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States, the United Kingdom or any other country.

        The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series. The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

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  their specific designation, authorized denomination and aggregate principal amount;

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  the price or prices at which they will be issued;

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  whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

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  the annual interest rate or rates, or how to calculate the interest rate or rates;

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  the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

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  the times and places at which any interest payments are payable;

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  the terms of any mandatory or optional redemption, including the amount of any premium;

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  any modifications or additions to the events of defaults with respect to the debt securities offered;

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  the currency or currencies in which they are denominated and in which we will make any payments;

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  any index used to determine the amount of any payments on the debt securities;

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  any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

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  whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments; and

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  any listing on a securities exchange.

        In addition, the prospectus supplement will describe certain U.S. federal and UK tax considerations that may apply to any particular series of debt securities.

        Debt securities may bear interest at a fixed rate or a floating rate. Holders of debt securities shall have no voting rights except those described under the heading "—Modification and Waiver" below.

        We may, without the consent of the holders of the debt securities of any series, issue additional debt securities, having the same ranking and same interest rate, maturity and other terms as the debt securities previously issued. Any additional debt securities having such similar terms, together with the debt securities previously issued, will constitute a single series of debt securities under the indenture.

Form of Debt Securities; Book-Entry System

  General

        Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. ("Euroclear Bank"), as operator of the Euroclear System ("Euroclear") and/or Clearstream Banking, société anonyme ("Clearstream Luxembourg"), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

        The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg. Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only. In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

        The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

        So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indenture. Except as described below under the heading "—Issuance of Definitive Securities," no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indenture. Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indenture or the debt securities.

  Payments on the Global Debt Security

        Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we, nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we make to the depositary.

  The Clearing Systems

        DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

        DTC.    DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Euroclear.    Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank, under contract with Euroclear plc, a U.K. corporation. Euroclear Bank conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any underwriters for the debt securities or contingent convertible securities, as applicable. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (collectively, the "Euroclear Terms and Conditions") and applicable law. The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

        Clearstream Luxembourg.    Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a société anonyme and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Luxembourg is owned by Deutsche Börse AG, a publicly traded company. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. Clearstream Luxembourg's customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers, dealers and banks. Indirect access to the Clearstream Luxembourg system is also available to others that clear through Clearstream Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies. Clearstream Luxembourg is an indirect participant in DTC. Clearstream Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream Luxembourg and Euroclear. Distributions with respect to the debt securities held beneficially through Clearstream Luxembourg are credited to cash accounts of Clearstream Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream Luxembourg.

  Issuance of Definitive Securities

        So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

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  (i) the depositary notifies us in writing that it is unwilling to or unable to continue as a depositary for the debt securities of such series or the debt securities, as the case may be; (ii) DTC notifies us that it is unwilling or unable to continue to hold interests in the debt securities of such series, or (iii) if at any time DTC ceases to be eligible as a "clearing agency" registered under the Exchange Act or we become aware of such ineligibility and, in either case, a successor is not appointed by us within 90 days;

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  an Event of Default has occurred and is continuing and the registrar has received a request from the depositary; or

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  the applicable prospectus supplement provides otherwise with respect to a particular series.

        Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indenture permits us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

        Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only. To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

        Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities. Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder's account in New York. Definitive securities should be presented to the paying agent for redemption.

        If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

        If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer, duly completed and executed, at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the debt securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the debt securities represented by the certificate, to the address specified in the form of transfer.

  Settlement

        Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. Book-entry debt securities held through DTC will settle in DTC's Same-Day Funds Settlement System.

Payments

        We will make any payments of interest and principal on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Status

  Status of the Debt Securities

        The debt securities will constitute our direct, unconditional, unsubordinated and unsecured obligations ranking pari passu, without preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

        Currency.    To the extent that holders of the debt securities are entitled to any recovery with respect to the debt securities in any bankruptcy, winding up or liquidation, it is unclear whether such holders would be entitled in such proceedings to a recovery in dollars and may be entitled only to a recovery in pounds sterling, and, as a general matter, the right to claim for any amounts payable on debt securities may be limited by applicable insolvency law.

Payments Subject to Fiscal Laws

        All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives in any jurisdiction, but without prejudice to the "—Additional Amounts" or "—Covenants" provisions below. For the purposes of this prospectus and any prospectus supplement, the phrase "fiscal or other laws, regulations and directives" shall include any obligation of us to withhold or deduct from a payment pursuant to an agreement described in Section 1471(b) of the Internal Revenue Code of 1986, as amended (the "Code") or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto (collectively, "FATCA").

Additional Amounts

        Unless the relevant prospectus supplement provides otherwise, amounts to be paid on any series of debt securities will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the country in which we are organized or any political subdivision or authority thereof or therein having the power to tax (the "taxing jurisdiction"), unless such deduction or withholding is required by fiscal or other laws, regulations and directives. If at any time a taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities ("Additional Amounts") that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due but for the fact that:

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  the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a taxing jurisdiction or otherwise having some connection with the taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any debt security of the relevant series;

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  except in the case of a winding up in the UK, the relevant debt security is presented (where presentation is required) for payment in the UK;

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  the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

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  the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder (x) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information requirement, which, in the case of (x) or (y) is required or imposed by a statute, treaty, regulation or administrative practice of a taxing jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge;

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  the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC, as amended, or any law implementing or complying with, or introduced in order to conform to, such directive;

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  the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant debt security to another paying agent in a member state of the European Union; or

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  any combination of the above items;

nor shall Additional Amounts be paid with respect to the principal of, or any interest on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder. For the avoidance of doubt, all payments in respect of the debt securities will be made subject to any withholding or deduction required pursuant to any fiscal or other laws, regulations and directives, including FATCA, and we shall not be required to pay Additional Amounts with respect to the principal of, interest and any other payments on, the debt securities on account of any such deduction or withholding required pursuant to FATCA.

        Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of (and premium, if any) or interest or other payment on, or in respect of, any debt security of any series we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Covenants

        The United Kingdom (or any political subdivision thereof or therein having the power to tax) may require us to withhold or deduct amounts from payments of principal or interest on the debt securities, for taxes or other governmental charges. If such a withholding or deduction is required, we may be required to pay additional amounts such that the net amount paid to holders of the debt securities, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required.

        As provided in "—Payments Subject to Fiscal Laws," all payments in respect of the debt securities will be made subject to any withholding or deduction required pursuant to FATCA, and we shall not be required to pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities on account of any such deduction or withholding required pursuant to FATCA.

        We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if the debt securities have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year or are to be exchanged for stock or other securities and notice of such exchange has been given and we deposit in trust with the trustee for your benefit and the benefit of all other direct holders of the debt securities, a combination of money or U.S. government obligations (with respect to securities denominated in dollars) or foreign government obligations (with respect to securities denominated in the same foreign currency) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under "—Events of Default and Default; Limitation of Remedies—Event of Default" below. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. However, even if we take these actions, a number of our obligations under the indenture will remain.

        The indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities, including, among other things, through the incurrence of additional indebtedness.

Agreement with Respect to the Exercise of UK Bail-in Power

        Notwithstanding any other term of the debt securities, the indenture or any other agreements, arrangements, or understandings between the Issuer and any holder of debt securities, by its acquisition of the debt securities, each holder of debt securities (including each holder of a beneficial interest in the debt securities) acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of the UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) whether or not imposed with prior notice, that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due (as defined below); (ii) the conversion of all, or a portion, of the Amounts Due on the debt securities into shares, other securities or other obligations of the Issuer or another person (and the issue to or conferral on the holders of debt securities of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the debt securities; (iii) the cancellation of the debt securities; (iv) the amendment or alteration of the maturity of the debt securities or amendment of the amount of interest payable on the debt securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation of the terms of the debt securities, if necessary, to give effect to the exercise of the UK bail-in power by the relevant UK resolution authority.

        For these purposes, "Amounts Due" are the principal amount of, and accrued but unpaid interest, including any Additional Amounts (as defined in "—Additional Amounts" above) due on, the debt securities. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the relevant UK resolution authority.

        As used in this prospectus, the "UK bail-in power" is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time ("BRRD"), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013 (the "Banking Act"), and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a regulated entity (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a regulated entity may be deemed to have been exercised.

        We refer to such agreements and acknowledgements with respect to the exercise of the UK bail-in power as the "bail-in consent."

        A reference to a "regulated entity" is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies and a reference to the "relevant UK resolution authority" is to the Bank of England or any other authority with the ability to exercise a UK bail-in power.

        No Amounts Due on the debt securities, will become due and payable or be paid after the exercise of any UK bail-in power by the relevant UK resolution authority if and to the extent such Amounts Due have been reduced, converted, cancelled, amended or altered as a result of such exercise.

        By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities), to the extent permitted by the Trust Indenture Act, will waive any and all claims, in law and/or in equity, against the trustee for, agree not to initiate a suit against the trustee in respect of, and agree that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities.

        Upon the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities, we will provide a written notice to the holders of the debt securities through DTC as soon as practicable regarding such exercise of the UK bail-in power. We will also deliver a copy of such notice to the trustee for information purposes.

        Neither a reduction or cancellation, in part or in full, of the Amounts Due, the conversion thereof into another security or obligation of the Issuer or another person, as a result of the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the Issuer, nor the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities will be an Event of Default (as defined in the indenture) with respect to such debt securities.

        By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities) acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities will give rise to an default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

        By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities) acknowledges and agrees that, upon the exercise of the UK bail-in power by the relevant UK resolution authority, (a) the trustee will not be required to take any further directions from the holders of debt securities with respect to any portion of the debt securities that are written-down, converted to equity and/or cancelled under Section 5.12 (Control by Holders) of the indenture, and (b) the indenture will not impose any duties upon the trustee whatsoever with respect to the exercise of any UK bail-in power by the relevant UK resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the UK bail-in power by the relevant UK resolution authority, the debt securities remain outstanding (for example, if the exercise of the UK bail-in power results in only a partial write-down of the principal of the debt securities), then the trustee's duties under the indenture shall remain applicable with respect to the debt securities following such completion to the extent that the Issuer and the trustee shall agree pursuant to another supplemental indenture or an amendment to the indenture; provided, however, that notwithstanding the exercise of the UK bail-in power by the relevant UK authority, so long as any debt securities remain outstanding, there will at all times be a trustee for the debt securities in accordance with the indenture, and the resignation and/or removal of the trustee and the appointment of a successor trustee will continue to be governed by the indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the debt securities remain outstanding following the completion of the exercise of the UK bail-in power.

        By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such debt securities to take any and all necessary action, if required, to implement the exercise of any UK bail-in power with respect to such debt securities as it may be imposed, without any further action or direction on the part of such holder or the trustee. In addition, the exercise of the UK bail-in power may require that interests in the debt securities be held and/or other actions implementing the UK bail-in power to be taken, as the case may be, through clearing systems, intermediaries or persons other than DTC.

        For a discussion of certain risk factors relating to the UK bail-in power, see "Risk Factors Relating to the Debt Securities."

Redemption

        Unless the relevant prospectus supplement provides otherwise, we will have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days' notice to each holder of debt securities, on any interest payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of discount securities, their accreted face amount, if we determine that as a result of a change in or amendment to the laws or regulations of any taxing jurisdiction, including any treaty to which such taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

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  in making any payments, on the particular series of debt securities, we have paid or will or would on the next interest payment date be required to pay Additional Amounts;

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  payments, on the next interest payment date in respect of any of the series of debt securities, has been or would be treated as a "distribution," in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

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  on the next interest payment date we were not or would not be entitled to claim a deduction in respect of the payments in computing our UK taxation liabilities, or the value of the deduction to us would be materially reduced.

        In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent counsel of recognized standing in the relevant taxing jurisdiction, selected by us, in a form reasonably satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

        The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so. Any notice of redemption of debt securities of any series will state, among other items:

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  the redemption date;

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  the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

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  the redemption price;

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  that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date;

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  the place or places at which each holder may obtain payment of the redemption price; and

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  the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to such debt securities

        In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate in accordance with DTC procedures.

        We or any of our subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows. Any debt securities of any such series purchased by us or any of our subsidiaries may be held, resold or surrendered by the purchaser thereof through us to the trustee or any paying agent for cancellation.

Modification and Waiver

        We and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities, including, to the extent necessary, to give effect to the exercise by the relevant UK resolution authority of the UK bail-in power, including the bail-in consent. Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would (unless such modification or amendment is a result of the exercise of the UK bail-in power by the relevant UK resolution authority):

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  change the stated maturity of the principal amount of any debt security;

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  reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;

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  change any obligation to pay Additional Amounts;

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  change the currency of payment;

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  impair the right to institute suit for the enforcement of any payment due and payable;

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  reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, (as such term is defined below); or

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  modify the above requirements or requirements regarding waiver of past defaults.

Events of Default; Limitation of Remedies

  Event of Default

        Unless the relevant prospectus supplement provides otherwise, an "Event of Default" with respect to any series of debt securities shall result if:

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  we do not pay any principal or interest on any debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the debt securities of that series to us requiring the payment to be made. It shall not, however, be an Event of Default if during the 14 days after the notice, we satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

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  we breach any covenant or warranty of the indenture (other than as stated above with respect to payments when due) and that breach has not been remedied or waived within 60 days of receipt of a written notice from holders of at least 25% in outstanding principal amount of the debt securities of that series requiring the breach to be remedied; or

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  either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders' resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debt securities of that series may at their discretion declare the debt securities of that series to be due and repayable immediately (and the debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment. Subject to the indenture provisions for the indemnification of or provision of security to the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the indenture, and must not be unjustly prejudicial to the holder(s) of any debt securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

        By accepting a debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the debt securities or the applicable indenture that they might otherwise have against us, whether before or during our winding up.

  General

        The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default with respect to the series, except a default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series. The holders shall provide written notice to the trustee of such waiver.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity or security satisfactory to the trustee.

        The indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default of which a responsible officer of the trustee has written notice with respect to the debt securities of any series known to it, give to each holder of the debt securities of the affected series notice of the Event of Default unless the Event of Default has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

        We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

        We may, without the consent of the holders of any of the debt securities, consolidate or amalgamate with, merge into or transfer or lease our property and assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of the European Union or the laws of the United States, Canada, Australia or New Zealand that assumes, by a supplemental indenture, our obligations on the debt securities and under the indenture, and we procure the delivery of a customary officer's certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

        Subject to applicable law and regulation, a holding company of us or any of our wholly-owned subsidiaries (the "successor entity") may assume our obligations under the debt securities of any series without the consent of any holder; provided, that:

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  the successor entity expressly assumes such obligations by an amendment to the indenture, in a form satisfactory to the trustee, and we, by an amendment to the indenture, unconditionally guarantee all of such successor entity's obligations under the debt securities of such series and the relevant indenture, as so modified by such amendment;

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  the successor entity confirms in such amendment to the indenture that any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the successor entity is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by the taxing jurisdiction of the Issuer, rather than taxes imposed by the taxing jurisdiction in which the successor entity is incorporated; and

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  immediately after giving effect to such assumption of obligations, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, with respect to the debt securities of such series shall have occurred and be continuing.

        The successor entity that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in "—Redemption" above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the successor entity's jurisdiction of incorporation which occurs after the date of the assumption.

        An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences described below under the heading "Certain Tax Considerations—Certain U.S. Federal Income Tax Considerations—Change in Obligor of the Debt Instruments." You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

        The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Notices

        All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

        Law Debenture Trust Company of New York, 400 Madison Avenue, Suite 4D, NY, NY 10017, is the trustee under the indenture. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the TIA. Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of securities, unless offered indemnity satisfactory to it by the holder against the costs, expense and liabilities which might be incurred thereby. We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with Law Debenture Trust Company of New York in the ordinary course of our business.

Consent to Service of Process

        Under the indenture, we designate CT Corporation System at 111 Eighth Avenue, in the Borough of Manhattan, The City of New York, New York, as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or any debt securities brought in any federal or state court in The City of New York, New York and we irrevocably submit to the jurisdiction of those courts.

 CERTAIN TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a debt security that is a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the debt security (a "U.S. holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with U.S. holders that will hold debt securities as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar. In addition, this summary does not address any aspects of the Medicare contribution tax on net investment income. Any special U.S. federal income tax considerations relevant to a particular issue of debt securities will be provided in the applicable prospectus supplement.

        Investors should consult their own tax advisors in determining the tax consequences to them of holding debt securities, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

  Payments of Interest

        Payments of "qualified stated interest" (as defined below under "Original Issue Discount") on a debt security will be taxable to a U.S. holder as ordinary income at the time that such payments are accrued or are received (in accordance with the U.S. holder's method of tax accounting).

        Payments of interest and additional amounts on debt securities will be treated as foreign source income for the purposes of calculating a U.S. holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisors regarding the availability of a foreign tax credit under their particular circumstances.

  Purchase, Sale and Retirement of Debt Securities

        A U.S. holder's tax basis in a debt security generally will equal the cost of such debt security to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such debt security.

        Upon the sale, exchange or retirement of a debt security, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the U.S. holder's tax basis in such debt security.

        Except as discussed below with respect to market discount and short-term debt securities (as defined below), gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the debt security for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income.

  Original Issue Discount

        U.S. holders of OID debt securities generally will be subject to the special tax accounting rules for obligations issued with original issue discount ("OID") provided by the Internal Revenue Code of 1986, as amended, and certain regulations promulgated thereunder (the "OID Regulations"). U.S. holders of such debt securities should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

        In general, each U.S. holder of an OID debt security, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on the debt security for all days during the taxable year that the U.S. holder owns the debt security. The daily portions of OID on an OID debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an OID debt security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial holder, the amount of OID on an OID debt security allocable to each accrual period is determined by (a) multiplying the "adjusted issue price" (as defined below) of the OID debt security at the beginning of the accrual period by the yield to maturity of such OID debt security (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest (as defined below) allocable to that accrual period. The yield to maturity of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of such debt security. The "adjusted issue price" of an OID debt security at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such debt security in all prior accrual periods. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of an OID debt security at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. In the case of an OID debt security that bears interest at a floating rate, both the "yield to maturity" and "qualified stated interest" will generally be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to the interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) As a result of this "constant yield" method of including OID in income, the amounts includible in income by a U.S. holder in respect of an OID debt security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

        A U.S. holder generally may make an irrevocable election to include in its income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount paid by such U.S. holder for such debt security) under the constant-yield method described above. For debt securities purchased at a premium or bearing market discount in the hands of the U.S. holder, the U.S. holder making such election will also be deemed to have made the election (discussed below in "—Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant-yield basis.

        A subsequent U.S. holder of an OID debt security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or an initial U.S. holder that purchases an OID debt security at a price other than the debt security's issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the

U.S. holder acquires the OID debt security at a price greater than its adjusted issue price, such holder is required to reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

        Floating rate debt securities generally will be treated as "variable rate debt instruments" under the OID Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as "qualified stated interest" and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a "variable rate debt instrument," such debt security will be subject to special rules (the "Contingent Payment Regulations") that govern the tax treatment of debt obligations that provide for contingent payments ("Contingent Debt Obligations"). A detailed description of the tax considerations relevant to U.S. holders of any such debt securities will be provided in the applicable prospectus supplement.

        Certain of the debt securities may be subject to special redemption features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult their own tax advisors with respect to such debt securities since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased debt securities.

  Premium and Market Discount

        A U.S. holder of a debt security that purchases the debt security at a cost greater than its remaining redemption amount (as defined in the third preceding paragraph) will be considered to have purchased the debt security at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS"). A U.S. holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. OID debt securities purchased at a premium will not be subject to the OID rules described above. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder's tax basis when the debt security matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the debt security to maturity generally will be required to treat the premium as capital loss when the debt security matures.

        If a U.S. holder of a debt security purchases the debt security at a price that is lower than its remaining redemption amount, or in the case of an OID debt security, its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the debt security will be considered to have "market discount" in the hands of such U.S. holder. In such case, gain realized by the U.S. holder on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such U.S. holder. In addition, the U.S. holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of such debt security, or, at the election of the holder, under a constant-yield method.

        A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

  Short-Term Debt Securities

        The rules set forth above will also generally apply to debt securities having maturities of not more than one year ("short-term debt securities"), but with certain modifications.

        First, the OID Regulations treat none of the interest on a short-term debt security as qualified stated interest. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a U.S. holder, under a constant yield method.

        Second, a U.S. holder of a short-term debt security that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the short-term debt security as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a U.S. holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a U.S. holder will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period the U.S. holder held the debt security. Notwithstanding the foregoing, a cash-basis U.S. holder of a short-term debt security may elect to accrue OID into income on a current basis or to accrue the "acquisition discount" on the debt security under the rules described below. If the U.S. holder elects to accrue OID or acquisition discount, the limitation on the deductibility of interest described above will not apply.

        A U.S. holder using the accrual method of tax accounting and certain cash-basis U.S. holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include original issue discount on a short-term debt security in income on a current basis. Alternatively, a U.S. holder of a short-term debt security can elect to accrue the "acquisition discount," if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the short-term debt security's stated redemption price at maturity (i.e., all amounts payable on the short-term debt security) over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the U.S. holder, under a constant-yield method based on daily compounding.

        Finally, the market discount rules will not apply to a short-term debt security.

  Substitution of the Issuer

        The terms of the debt securities provide that, in certain circumstances, the obligations of the issuer under the debt securities may be assumed by another entity. Any such assumption might be treated for U.S. federal income tax purposes as a deemed disposition of debt securities by a U.S. holder in exchange for new debt securities issued by the new obligor. As a result of this deemed disposition, a U.S. holder could be required to recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the issue price of the new debt securities (as determined for U.S. federal income tax purposes), and the U.S. holder's tax basis in the debt securities.

  Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

        The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to U.S. holders of any Contingent Debt Obligations will be provided in the applicable prospectus supplement.

  Information Reporting and Backup Withholding

        The paying agent will be required to file information returns with the IRS with respect to payments made to certain U.S. holders of debt securities. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent. Persons holding debt securities who are not U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding tax.

  Foreign Account Tax Compliance Act

        As a result of FATCA and related intergovernmental agreements, holders of the debt securities may be required to provide information and tax documentation regarding their identities as well as that of their direct and indirect owners. It is also possible that payments on the debt securities may be subject to a withholding tax of 30% beginning on January 1, 2019 as a result of FATCA.

        The United Kingdom has entered into an intergovernmental agreement with the United States relating to FATCA (the "US—UK IGA"). Pursuant to the US—UK IGA and applicable UK regulations implementing the US—UK IGA, we may be required to comply with certain reporting requirements. Holders of the debt securities therefore may be required to provide information and tax documentation regarding their identities, as well as that of their direct and indirect owners, and this information may be reported to the Commissioners for Her Majesty's Revenue & Customs ("HMRC"), and ultimately, the IRS. We intend to comply with any applicable reporting requirements pursuant to the US—UK IGA and applicable UK regulations implementing the US—UK IGA. Assuming the debt securities are treated as debt for U.S. federal income tax purposes and are not materially modified after the applicable "grandfathering date," payments on the debt securities will not be subject to FATCA withholding. The applicable "grandfathering date" is the date that is six months after the date on which final United States Treasury regulations defining the term "foreign passthru payment" are filed with the Federal Register.

        FATCA is particularly complex and its application to us is uncertain at this time. Each prospective investor should consult its own tax adviser to obtain a more detailed explanation of FATCA and to learn how this legislation might affect each investor in its particular circumstance.

Certain United Kingdom Tax Considerations

        The comments below, which are of a general nature and are based on the Issuer's understanding of current UK law and H.M. Revenue & Customs practice, describe only the UK withholding tax treatment of payments of interest in respect of the debt securities and the power of H.M. Revenue & Customs to obtain information and disclose that information to other tax authorities. They are not exhaustive. They do not deal with any other UK taxation implications of acquiring, holding or disposing of debt securities. Prospective holders of debt securities who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the UK are strongly advised to consult their own professional advisers.

  1.
  Provided the Issuer continues to be a bank within the meaning of section 991 of the Income Tax Act 2007 and provided interest on the debt securities which it issues is paid in the ordinary course of its business, the Issuer is entitled to make payments of interest on such debt securities without withholding or deduction for or on account of income tax.

  2.
  So long as the debt securities are and continue to be admitted to trading on a "recognized stock exchange" within the meaning of section 1005 of the Income Tax Act 2007, payment of interest on the debt securities may be made without withholding or deduction for or on account of income tax (whether or not paragraph 1 applies).

  3.
  In other cases, absent any other relief or exemption (such as a direction by H.M. Revenue & Customs that interest may be paid without withholding or deduction for or on account of tax to a specified holder following an application by that holder under an applicable double tax treaty), an amount must generally be withheld on account of income tax at the basic rate (currently 20%) from payments of interest on the debt securities.

  4.
  If interest is paid under deduction of UK income tax (for example, if the debt securities cease to be listed on a recognized stock exchange), debt security holders who are not resident in the UK may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

  5.
  The interest paid on the debt securities will have a UK source and accordingly may be chargeable to UK tax by direct assessment. In this event, where the interest is paid without withholding or deduction, the interest will not be assessed to UK tax in the hands of holders of the debt securities (other than certain trustees) who are not resident for tax purposes in the UK, except where such persons carry on a trade, profession or vocation in the UK through a UK branch or agency or, in the case of corporate holders, carry on a trade through a permanent establishment in the UK, in each case being a trade, profession, vocation or permanent establishment in connection with which the interest is received or to which the debt securities are attributable; in such a case tax may be levied on the UK branch, agency or permanent establishment. There are exemptions for interest received by certain categories of agents (such as some brokers and investment managers).

  6.
  The above description of the UK withholding tax position assumes that there will be no substitution of the Issuer and does not consider the tax consequences of any such substitution.

  7.
  Where debt securities are issued on terms that a premium is or may be payable on redemption, as opposed to being issued at a discount, then it is possible that any such element of premium may constitute a payment of interest and be subject to withholding on account of income tax as outlined in the preceding paragraphs.

  8.
  Where debt securities are issued at an issue price of less than 100% of their principal amount, any payments in respect of the accrued discount element on any such debt securities will not be made subject to any withholding or deduction for or on account of income tax.

Power of H.M. Revenue & Customs to obtain information and disclose that information to other tax authorities

  9.
  H.M. Revenue & Customs have powers to obtain information, including in relation to interest or payments treated as interest and payments derived from securities. This may include details of the beneficial owners of the debt securities (or the persons for whom the debt securities are held), details of the persons to whom payments derived from the debt securities are or may be paid and information in connection with transactions relating to the debt securities. Information obtained by H.M. Revenue & Customs may be provided to tax authorities in other jurisdictions.

EU Savings Directive

  10.
  Under Council Directive 2003/48/EC on the taxation of savings income (the "Savings Directive"), each EU Member State is required to provide to the tax authorities of another EU Member State details of certain payments of interest or similar income paid or secured by a person established within its jurisdiction to or for the benefit of an individual resident in that other EU Member State or certain limited types of entities established in that other EU Member State.

  11.
  For a transitional period, the end of which is dependent upon the conclusion of certain other agreements relating to information exchange with certain non-EU countries, Austria is required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding in those EU Member States which still operate a withholding system when they are implemented.

  12.
  A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

  13.
  On March 24, 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. EU Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities. The amending Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in an EU Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or legal arrangement is established or effectively managed outside of the EU.

  14.
  However, the European Commission has proposed the repeal of the Savings Directive from January 1, 2017 in the case of Austria and from January 1, 2016 in the case of all other Member States (subject to ongoing requirements to fulfill administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU). The proposal also provides that, if it proceeds, Member States will not be required to apply the new requirements of the amending Directive referred to in the preceding paragraph.

  15.
  The Savings Directive does not preclude EU Member States from levying other types of withholding tax.

 PLAN OF DISTRIBUTION

General

        The Issuer may sell all or part of the debt securities from time to time on terms determined at the time such debt securities are offered for sale to or through underwriters or through selling agents. The Issuer may also sell such debt securities directly to other purchasers. The names of any such underwriters or selling agents in connection with the offer and sale of any series of debt securities will be set forth in the accompanying prospectus supplement relating thereto.

        The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Issuer uses underwriters in the sale of such debt securities, they will acquire those debt securities for their own account and such debt securities may be resold from time to time in one or more transactions. Such debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters' obligations to purchase such debt securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of such debt securities if any of such debt securities are purchased.

        In connection with the sale of debt securities, the underwriters may receive compensation from the Issuer or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from the Issuer and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such compensation received from the Issuer will be described in the accompanying prospectus supplement.

        Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with the Issuer, to indemnification by the Issuer against certain civil liabilities, including liabilities under the Securities Act.

        Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in such debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for such debt securities.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), any underwriter, dealer or agent in connection with an offering of securities will be required to represent and agree that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State:

  (a)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  at any time to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter nominated by the Issuer for any such offer;

  (c)
  at any time if the denomination per security being offered amounts to at least €100,000 (or equivalent); or

  (d)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of debt securities referred to in (a) to (d) above shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" shall mean Directive 2010/73/EU.

        Any underwriter, dealer or agent in connection with an offering of securities will be required to represent and agree that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer if the Issuer were not an authorized person; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the UK.

 LEGAL OPINIONS

        Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, and Slaughter and May, our English solicitors, will pass upon certain legal matters relating to the debt securities to be offered hereby.

EXPERTS

        Our consolidated financial statements as at 31 December 2014 and 2013 and for the years ended 31 December 2014, 2013 and 2012 incorporated in this prospectus by reference from the Registration Statement on Form 20-F have been audited by Deloitte LLP, an independent registered public accounting firm as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
The Offering
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE NOTES
TAX CONSIDERATIONS
UNDERWRITING
VALIDITY OF NOTES
EXPERTS

ABOUT THIS PROSPECTUS
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AS AGAINST US, OUR MANAGEMENT AND OTHERS
WHERE YOU CAN OBTAIN MORE INFORMATION
FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE
DESCRIPTION OF THE ISSUER
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES
CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS